UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 19, 2009

Frankfort Tower Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-08009	36-3060977
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 4548 Lafayette, IN	47903-4548
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 654-4491

Item 8.01.        Other Events.

On March 19, 2009, Frankfort Tower Industries, Inc., a Delaware corporation (f/k/a ROHN Industries, Inc.) (the "Company") and related entities as Debtors, and Horace H. Ward, in his capacity as Bankruptcy Administrative Officer/Disbursing Agent for the Debtors ("Ward") filed a Motion for Authority to Implement Distribution Procedures to Shareholders in Aid of Final Consummation of Chapter 11 Plan ("Distribution Motion") and a Motion for Allowance and Payment of Fee Enhancement for Bankruptcy Administrative Officer/Disbursing Agent ("Fee Enhancement Motion") in the Bankruptcy Court.

Distribution Motion.  Pursuant to the Distribution Motion, the Company and the Ward  have requested authority to implement procedures to distribute estate funds to the  shareholders of the Company, and to establish a record date by which trading of the Company's shares will be discontinued.  Because the Company's shareholders change on a daily basis, the Company and Ward have advised that they believe it is impossible for the Company to make distributions to the shareholders without establishing a finalized date for trading.  The Company and Ward requested that May 1, 2009, be fixed as the record date.  The Company and Ward also requested in the Distribution Motion for the Court to approve certain procedures relating to interim distributions and a final distribution of estate funds to the shareholders.

Fee Enhancement Motion.  The Company and Ward requested in the Fee Enhancement Motion that Ward be paid a fee enhancement award of $300,000 on account of Ward's efforts in the Company's substantively consolidated bankruptcy proceedings.

The above summaries of the Distribution Motion and the Fee Enhancement Motion do not purport to be complete and are qualified in their entireties by the texts of such documents, which are attached to this Report as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01.                         Financial Statements and Exhibits.

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Exhibits

The exhibits described by the Exhibit Index that appears immediately following the signature is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 19th day of March, 2009.

FRANKFORT TOWER INDUSTRIES, INC.

By	/s/ Horace Ward
Horace Ward
Bankruptcy Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Motion for Authority to Implement Distribution Procedures to Shareholders in Aid of Final Consummation of Chapter 11 Plan

99.2	Motion for Allowance and Payment of Fee Enhancement for Bankruptcy Administrative Officer/Disbursing Agent